Exhibit 99.1

NEWS RELEASE

Corporate Headquarters  360 Hamilton Avenue             White Plains, NY 10601       914.421.6700          www.above.net

FOR IMMEDIATE RELEASE

AboveNet Nets Major Q3 Customer Wins in

Financial Services, and Media Markets

NEW YORK, November 1, 2004 – AboveNet, Inc., a premier provider of metro network access for business, announced today that its third quarter resulted in continued penetration of two key markets – financial services and media.

AboveNet, a market leader in high-end private networking solutions for financial services customers, continued its momentum during the third quarter by adding new services for leading financial service firms.  As a result, a majority of the 10 top investment firms and five of the top 10 largest U.S. banks now rely on AboveNet to deliver key services over its dedicated metro fiber optic networks. AboveNet’s success in financial services is the result of delivering services tailored to the key requirements of its customers, such as regulatory compliance, business continuity, and network security.

In media, AboveNet also added key services, including dedicated services for production and post-production mediafile delivery. AboveNet continues to exploit its metro networks to serve the key media and entertainment capitals around the globe such as Los Angeles, San Francisco, London and New York. As the filmmaking industry turns to digitizing content and optical packet transport to make its business more efficient and profitable, AboveNet is proving to be an important partner.

“We are pleased that our enterprise focus has resulted in cementing our leadership in these key markets,” noted Bill LaPerch, the Company’s President and CEO. “September was our most successful sales bookings month in 2004 and led to our third successive quarterly growth in sales bookings.  This reinforces our belief that enterprise customers are investing in advanced network services for Voice/Storage and Data applications that are mission critical.”

The Company also announced that as of the end of third quarter 2004 its unrestricted U.S. cash was approximately $38 million, which amount increased to approximately $40 million as of the end of October 2004.

About AboveNet, Inc.

AboveNet, Inc. is a premier metro network access provider for businesses.  AboveNet builds and operates an office-to-office, 100-percent optical network enabling customers to create an efficient, cost-effective network that breaks economic and performance barriers imposed in the last mile by complex legacy telecom infrastructures.  With one of the most extensive metropolitan optical networks in the world, data centers in both the US and Europe, top quality managed services and a high-performance IP network, AboveNet is able to offer the most flexible and complete information exchange solutions in the industry.

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The SEC initiated an investigation of the Company in early 2002 after the Company announced it would reexamine its reported operating results for the first three quarters of 2001. The investigation is continuing as of the date hereof. The Company cannot predict how or when the investigation will be resolved. The Company does not have audited financial statements for the years 2001, 2002 or 2003 and is not current with its quarterly or annual financial filings with the SEC. As a result, the Company does not believe adequate current public information exists regarding its business and financial condition to support a market in its securities. Persons who propose to invest in the Company's securities do so at their own risk. This news release contains forward-looking statements that involve risks and uncertainties.  Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by AboveNet, Inc. including the most recently filed Forms S-3 and 8-K.

AboveNet Contacts:

David Radoff

AboveNet

408-350-6627

dradoff@above.net